Exhibit 10.10

WRITTEN STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

This Statement sets out some of your terms and conditions of employment and incorporates the written particulars required by the Employment Rights Act 1996 (as amended). This document and any rules and procedures published by Field Group plc constitute the Contract of Employment.

This Statement dated 24 October 2003 sets out certain particulars of the terms and conditions on which Field Group plc, Misbourne House, Badminton Court, Rectory Way, Old Amersham, Bucks HP7 0DD, known hereafter as "Field" or "Company" employs Neil Rylance of 5 Park Avenue, Shelly Park, Shelly, Huddersfield HD8 8JG..

The terms of this contract of employment will commence on 1 November 2003. Previous employment which counts as continuous employment commenced on 3 January 1995.

1. PLACE OF WORK

Your normal place of work is Field Boxmore Healthcare Packaging, Millenium Way West, Phoenix Centre, Nuthall, Nottingham, NG8 6AW. It has, however, been agreed that for a period of up to 2 years you will not be required to relocate from your current residence. You will be required to travel as part of the normal job duties.

2. JOB TITLE

Your job title is Divisional Director - Healthcare, and you will be required to undertake all the duties that are within your capability. You have been awarded a Grade 1 job in our management grade structure.

3. JOB DUTIES

The job requires full profit responsibility for the management and development of the Healthcare Division and its operations.

Due to the evolving nature and changing demands of our business, the duties described above are only a guide to examples of the kind of job duties you are expected to undertake. Your duties may vary from time to time and you will be given due notice and consulted on any such changes.

4. HOURS OF WORK

Your normal hours of work are 9.00 am to 5.00 pm Monday to Friday, with one hour for lunch. However, you may be required to work whatever additional hours the needs of the business may from time to time demand.

5. SALARY

Your salary is 160,000 pounds Sterling per annum. You will be paid monthly on or around the 21 of each month by direct bank transfer. Chesapeake Officer salaries are usually reviewed annually on 1 January. Your next review will be 1 January 2004. There is no contractual entitlement to any increase in your salary but you will be notified in writing in any case when there is any change to your salary.

6. BONUS

Field has a discretionary bonus scheme. The company reserves the right to amend or withdraw the benefits of the scheme at any time and reserves the right to terminate any employee's participation in the Bonus Scheme at any time.

If you are a member of the Field Group Pension Plan (see Section 11 below) you will be given the opportunity to waive any bonus entitlement in return for an equivalent amount to be paid into the Field Group Pension Plan. This is referred to as a Bonus Waiver and further information can be obtained from the Group's Pensions Manager.

7. SHARE OPTIONS

Field is intent on providing long term incentives for senior management and a discretionary share option scheme has been established under the Chesapeake Corporation 1997 Incentive Plan. Your position is eligible for participation in the scheme on a discretionary basis and you will be advised accordingly of any options that may be granted you by the Chesapeake's Executive Compensation Committee.

8. COMPANY CAR

You are eligible to participate in the Company's Car Scheme and a copy of the Scheme is available from the Personnel Department. You have an eligibility level of level 1. Currently, under the terms of the Scheme, there is a cash option available as an alternative to having a Company car.

The Company reserves the right to alter the terms of the scheme and/or the procedures.

9. MEDICAL/HEALTHCARE BENEFITS

a) Medical Insurance Scheme

You are eligible to join the private medical insurance scheme provided by the Company. You are already a member of the scheme.

b) Health Screening

You will be eligible for health screening medicals every 3 years up to age 45 and thereafter every 2 years. We currently use Nuffield Hospitals to provide this service.

c) Personal Accident and Travel Insurance Scheme

You are eligible for cover under the Company's Personal Accident and Travel Insurance Scheme policy. Detail of the Scheme is available from the Personnel Department.

d) Sick Pay Scheme

Our sick pay scheme ensures you receive the equivalent of your normal salary if absent through accident or illness. Full details on the scheme including the period of entitlement based on length of service is available from the Personnel Department.

10. HOLIDAYS

You will be entitled to 26 annual days holiday in each year plus statutory holidays. In your first year of employment you will receive the amount of holiday actually accrued in the year. Holidays not taken in the year of entitlement will, unless otherwise agreed by Field in writing, be lost. You will be subject to all the rules of the Holiday Policy which is available from the Personnel Department. Holiday dates must be approved in writing beforehand.

11. PENSION SCHEME

Field operates a contributory pension scheme (the "Plan") and you are eligible to join and participate in the Plan. You are already an executive member of the Plan.

12. PROFESSIONAL BODIES

The Company will pay the annual membership fee for one relevant professional body.

13. NOTICE

In the event of your leaving the Company you are required to give the Company 12 months' notice whilst the Company is required to give you 24 months' notice.

14. SPECIAL SEVERANCE BENEFITS

You shall be entitled to receive the severance and welfare benefits described in this clause 14 if, during the term of appointment, (x) there is a Change in Control of Chesapeake Corporation ("Chesapeake") and, within 24 months of the Control Change Date, your employment with Field, any Chesapeake Company, any Associated Company or their successors is either terminated by your employer for a reason other than conviction by a court of competent jurisdiction for, or pleading no contest to, a felony, or terminated by you with Good Reason or (y) there is a sale or other divestiture of Field or substantially all of its assets by Chesapeake and, within 24 months of the date of sale or divestiture, your employment with Field, Chesapeake, any Chesapeake Company, any Associated Company or their successors is either terminated by your employer for a reason other than conviction by a court of competent jurisdiction for, or pleading no contest to, a felony, or terminated by you with Good Reason.

a) The severance benefit payable under this clause 14 is an amount equal to the sum of (x) two times your annual base salary (as in effect on the date you cease to be employed by Field, Chesapeake, a Chesapeake Company, an Associated Company or their successors or, if greater, the highest annual rate of base salary as in effect during the twelve months preceding such cessation of employment) and (y) two times your annual incentive plan target for the year in which you cease to be employed by Field, Chesapeake, a Chesapeake Company, an Associated Company or their successors or, if greater, the year preceding such cessation of employment. The severance benefit described in the preceding sentence shall be reduced by the amount of any severance benefit payable to you under any Field or Chesapeake Corporation severance plan or program. The severance benefit payable under this clause 14, less applicable taxes and other authorized deductions, shall be paid in a single sum as soon as practicable following your cessation of employment with Field, Chesapeake, a Chesapeake Company, an Associated Company or their successors.

b) The welfare benefits provided under this clause 14 are continued coverage of you and your eligible dependents in the medical plan in which you participate immediately prior to your date of termination on such terms as are then in effect. In the event that the continued coverage of you or your eligible dependents in any such plan or program is barred by its terms, Field shall arrange to provide you and your eligible dependents with benefits substantially similar to those to which they are entitled to receive under such plan. The continued coverage provided under this clause 14 shall continue until the earlier of (x) the second anniversary of your cessation of service to Field, Chesapeake, a Chesapeake Company or an each Associated Company or their successors and (y) the date that you are eligible for similar coverage under another employer's plan.

c) The term "Change in Control" has the meaning, as of any applicable date, as set forth in Schedule A to this Agreement.

d) The term "Control Change Date" has the meaning, as of any applicable date, as set forth in Schedule A to this Agreement.

e) The term "Good Reason" means (x) a material reduction in the your duties or responsibilities; (y) the failure by Field or its successors to permit you to exercise such responsibilities as are consistent with your position; (z) a requirement that you relocate your principal place of employment to a location that is at least twenty miles farther from your principal residence than was your former principal place of employment and/or cannot reasonably be travelled to (on a one way journey) within an hour from your principal residence; (x) the failure by Field or its successor to award you annual incentive, long-term incentive or stock option opportunities consistent with those provided to similarly situated executives and (y) the failure by the Company or its successor to make a payment due under the Agreement when due to you.

15. SAFETY/HYGIENE POLICY

You will undertake to comply with the Field policy on all health/hygiene, safety and environmental matters.

16. DISCIPLINARY RULES AND GRIEVANCE PROCEDURE

You are subject to the disciplinary rules and procedures set out in the policy, which can be obtained from the Personnel Department. In cases of gross misconduct Field reserves the right to dismiss you without notice or pay in lieu. Your rights to appeal against any disciplinary decision are set out in the Disciplinary Procedure. In all other cases should you be dissatisfied with any other matter affecting your employment you have the right to raise the issue with your immediate Manager as part of the company's grievance procedure.

17. DUTY OF CONFIDENTIALITY

You shall not either during the period of employment with Field, or thereafter, discuss or divulge to any person, firm, company, partnership or organisation any information of a secret or confidential nature acquired during the period of employment with Field. Confidential information includes details about Field's clients, customers, suppliers, employees, actual, potential or past and all details relating to information on any of its data bases. The restrictions contained in this clause shall cease to apply to information which becomes publicly known.

18. ALL PROPERTIES TO BE RETURNED ON TERMINATION

You are required to return to Field, before the end of your employment, or immediately after should your employment terminate without notice, all property belonging to Field including all papers, documents, keys, credit cards, computer media and cars. You will be required to sign an undertaking that all such property has been duly returned.

19. REPRESENTING FIELD

You are not permitted to represent yourself as an authorised agent for Field except where specifically authorised to do so. On termination of your employment you must not hold yourself out as being an employee of Field. Should there be any misrepresentation or intention to deceive in this respect, or any attempt to interfere with the existing relationships between Field and its existing or potential clients, suppliers or agents, Field may take proceedings against you to prevent such action and to recover any loss incurred as a result.

20. NON-SOLICITATION AND NON-COMPETITION

a) In order to protect the legitimate business interests of Field you agree that you will not, without the prior written consent of Field for a period of 12 months after the termination of your employment howsoever caused (whether on your own behalf or on behalf of any other person firm or company):

i) engage or be concerned, whether directly or indirectly, in any business which competes in any way whatsoever (whether directly or indirectly) with such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

ii) solicit, accept or deal with in competition with Field, the custom or business of any person who during the period of 12 months immediately preceding the termination of your employment was a customer or supplier of Field and with whom you had personal contact or dealings on behalf of Field and in relation to such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

iii) approach any person who, during the final year of your employment was a senior employee or officer of Field with whom you had a close working relationship with a view to recruiting that person to a business venture which competes (or which will, once operational, compete) with such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

b) The restrictions contained in this clause are considered necessary and reasonable by the parties. In the event that the restrictions are found to be void unless some part of it were deleted or the period of application reduced then such restriction shall apply with such modifications as may be necessary to make it valid or effective.

21. GARDEN LEAVE

a) Field reserves the right where either you or Field gives notice to terminate the employment or otherwise purports to terminate the employment, to exclude you from all or any of Field's places of business, and to require you to remain at home during all or part of the contractual notice period.

b) Where Field requires you to stay at home under this clause, Field is relieved from any obligation whatsoever to provide you with work to do, and your normal duties as described in this Statement will be suspended for the duration of the notice period. Field will, however, continue to pay your salary and provide all other contractual benefits to which you are entitled for the notice period (provided that it may instead provide you with the cash equivalent of all or any of such benefits).

22. OTHER BUSINESS INTERESTS

You shall not, whilst in the employment of Field or any other division within the Company, be engaged in any other business or employment whatsoever without the previous consent, in writing, of Field, but shall devote the whole of your time, attention and abilities exclusively to the business of Field and in all respects obey and conform to the orders and regulations from time to time issued by Field, and shall at all times well and faithfully serve Field.

23. INVENTIONS AND DISCOVERIES

Every invention, improvement or discovery made or discovered by you during the period of your employment with Field and arising out of, or in consequence of, such employment shall be deemed to have been made by and on behalf of Field and shall belong to Field exclusively and you shall forthwith indicate to Field full particulars of each such invention, improvement and discovery. You shall at the request and cost of Field both whilst in such employment and thereafter take such steps as Field may direct to procure the granting of Letters of Patent in the U.K. and similar protection abroad in respect of every invention, improvement and discovery and shall execute all assignments, licences and other documents required by Field to deal with the said Letters of Patent and/or similar protection in such a manner as Field may think fit.

24. SHARE DEALING RULES

You are required to comply with any share dealing rules, which may be issued by the Company from time to time.

25. OTHER AGREEMENTS

You acknowledge that there are no other agreements or arrangements whether written, oral or implied between you and Field relating to your employment other than those expressly set out or referred to in this Statement. In particular, you acknowledge that these terms and conditions are in substitution for all other terms and conditions entered into between you and Field and that you have no claim whatsoever against Field in respect of a waiver of your rights under any former terms and conditions of employment.

26. PROPER LAW

This Agreement shall be governed, construed and take effect in all respects in accordance with English Law.

27. SEVERABILITY

If any part or term or provision of this Agreement is not being of a fundamental nature is held to be illegal or unenforceable the validity or enforceability of the remainder of this Agreement shall not be affected.

28. DATA COLLECTION

As part of your terms and conditions of employment, you give the company permission to collect, retain and process information about you, such as age, sex, ethnic origin and attendance at work. This information will only be used so that we can monitor our compliance with the law and best practice in terms of equal opportunity and non-discrimination and exercise or perform any legal right or obligation in connection with your employment. The information which we hold will be checked with you from time to time to ensure that it remains up to date. Should your personal circumstances change, you should notify the personnel department immediately.

29. LEGAL FEES

The Company or its successor will promptly reimburse you for reasonable legal fees and costs that you may incur in connection with the enforcement of this Agreement.

Signed on behalf of Field Group plc
By: /s/ Keith Gilchrist Keith Gilchrist
Date: 24 October 2003

In addition to the Terms and Conditions of Employment as stated above, Chesapeake Corporation also engages you to continue to serve as Senior Vice President of Chesapeake Corporation, and you agree to also serve in that capacity, or such comparable position of substantially similar or greater responsibilities, under the Terms and Conditions of Employment as stated above.

Signed on behalf of Chesapeake Corporation
By:/s/ J.P. Causey Jr. J.P. Causey Jr.
Date: 24 October 2003
I have read, understood and accept the Terms and Conditions of Employment as stated and referred to above.
Signed: /s/ Neil Rylance Neil Rylance
Date: 5 January 2004

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

1. Change in Control means the occurrence of any of the following events:

(a) any Person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) at any time becomes the Beneficial Owner of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), other than (i) through an acquisition of Voting Securities directly from the Company, (ii) as a result of the Company's repurchase of Voting Securities if, thereafter, such Beneficial Owner purchases no additional Voting Securities, or (iii) pursuant to a Business Combination (as defined below) that does not constitute a Change in Control pursuant to subsection (c) of this definition;

(b) Continuing Directors cease to constitute a majority of the members of the Board other than pursuant to a Business Combination that does not constitute a Change in Control pursuant to subsection (c) of this definition;

(c) the shareholders of the Company approve a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless immediately following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Common Stock and Voting Securities outstanding immediately prior to such Business Combination beneficially own more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business combination or the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination are Continuing Directors; or

(d) the shareholders of the Company approve a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, in each case, unless immediately following such liquidation, dissolution, sale or other disposition, (i) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then Beneficially Owned by all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Common Stock and Voting Securities outstanding immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of such Common Stock and Voting Securities, as the case may be, (ii) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then Beneficially Owned by any Person (excluding any employee benefit plan or related trust of the Company or such corporation), and (iii) at least a majority of the members of the board of directors of such corporation are Continuing Directors immediately following such sale or disposition.

2. Definitions

(a) Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the effective date of this Trust (the "Exchange Act").

(b) Beneficial Owner means that a Person shall be deemed the "Beneficial Owner" and shall be deemed to "beneficially own," any securities:

(i) that such Person or any of such Person's Affiliates or Associates owns, directly or indirectly;

(ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," (1) securities tendered pursuant to a tender or exchange offer made by such Person or any such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (2) securities issuable upon exercise of rights under Chesapeake's Preferred Share Rights Plan;

(iii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (iii) of this definition) or disposing of any voting securities of Chesapeake; provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of Chesapeake through such Person's participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the "Beneficial Owner" of, or to "beneficially own," such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of Chesapeake be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of Chesapeake solely by reason of actions undertaken by such persons in their capacity as officers or directors of Chesapeake, or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of Chesapeake or any Subsidiary of Chesapeake for the benefit of any employee of Chesapeake or any Subsidiary of Chesapeake, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the plan.

(c) Board means a Company's board of directors or other governing body.

(d) Chesapeake means Chesapeake Corporation, or any successor thereto.

(e) Common Stock means the common stock of Chesapeake Corporation.

(f) Company means Chesapeake or any Related Entity which takes the required actions, including receiving the necessary approvals by the appropriate boards of directors, to participate in this Trust.

(g) Continuing Director means any member of Chesapeake's Board, while a member of that Board, and (i) who was a member of Chesapeake's Board prior to the adoption of the Plan or (ii) whose subsequent nomination for election or election to Chesapeake's Board was recommended or approved by a majority of the Continuing Directors.

(h) Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

(i) Person means any individual, firm, corporation, partnership or other entity.

(j) Related Entity means any corporation which, when considered with Chesapeake, constitutes a controlled group of corporations within the meaning of Internal Revenue Code section 1563(a), determined without reference to Internal Revenue Code sections 1563(a)(4) and 1563(e)(3)(C), and any entity, whether or not incorporated, under common control with Chesapeake within the meaning of Internal Revenue Code section 414(c).

(k) Subsidiary means, with reference to any Person, any corporation or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such corporation or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.